Filed Pursuant to Rule 424(b)(3)

Registration No. 333-269235

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED FEBRUARY 24, 2023

This Prospectus Supplement supplements and amends the prospectus dated February 24, 2023 (the “Base Prospectus”) and the prospectus supplement dated April 25, 2023 (the “First Prospectus Supplement,” and together with the Base Prospectus and this prospectus supplement, the “Prospectus”), covering the offering, issuance and sale of up to a maximum aggregate offering amount of $50,000,000 (the “Maximum Offering Amount”) of our ordinary shares, par value NIS 0.000216 per share (“Ordinary Shares”), that may be issued and sold under a sales agreement with Jefferies LLC (the “ATM Facility”).

Effective as of October 31, 2024, we have reduced the Maximum Offering Amount to $11,000,000. As of the date of this prospectus supplement, no Ordinary Shares have been sold under the ATM Facility pursuant to the Prospectus.

You should read this prospectus supplement, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in the Prospectus carefully before you invest in our securities.

Investing in our securities involves a high degree of risk. Before making any investment in our securities, you should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 3 of the Prospectus.

The date of this prospectus supplement is October 31, 2024

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